SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 17, 2003

Date of report (date of earliest event reported)

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21031	52-1992861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Pelican Way, San Rafael, California, 94901

(Address of Principal Executive Offices)

(415) 482-2100

(Registrant’s telephone number, including area code)

ITEM 5. Other Items.

As of April 17, 2003, QuadraMed Corporation has closed the refinancing of its outstanding debt securities previously announced on April 16th. In conjunction with its repurchase of $61.788 million of its outstanding 5.25% Convertible Subordinated Debentures due 2005 (the “2005 Notes”) pursuant to its offer to repurchase such debentures previously described in the Company’s press releases dated February 18th and 28th, 2003, the Company issued $71 million of its Senior Secured Notes due 2008 (the “2008 Notes”), together with warrants to purchase 11,303,842 shares of the Company’s common stock. Investors in the 2008 Notes included certain holders of 2005 Notes as well as new investors. Additional warrants to purchase 2,047,978 shares of the Company’s common stock will be issued to holders of the 2008 Notes if the Company does not file a registration statement within 90 days after receiving a request from the holders on or after the date that is 270 days after April 17, 2003, the date of issuance of the 2008 Notes. The Company also issued warrants to purchase 282,596 shares of the Company’s common stock to Philadelphia Brokerage Corporation as consideration in connection with the transaction. The warrants have a term of 5 years, have an exercise price of $0.01 per share and are subject to certain anti-dilution provisions including dilution from any issuance of shares in settlement of existing litigation.

The 2008 Notes bear an initial interest rate of 10%, which interest rate is required to be reduced to 9% upon the listing of the Company’s common stock for trading on a U.S. national securities exchange or upon the common stock’s relisting on the Nasdaq National Market or the Nasdaq Smallcap Market. The terms of the 2008 Notes provide that interest is initially payable 6% in cash and 4% in additional notes for the first year and payable entirely in cash thereafter. The 2008 Notes are also secured by certain intellectual property of the Company.

Among other provisions, the indenture under which the 2008 Notes were issued prohibits the Company or any of its subsidiaries from incurring any indebtedness for borrowed money that is senior or pari passu in right of repayment to the 2008 Notes. The indenture similarly prohibits the Company or any of its subsidiaries from making any investments unless the Company, on a consolidated basis, has cash and cash equivalents greater than $10 million. Notwithstanding this limitation, certain investments are permitted at all times: Investments in the Company or any existing subsidiary; investments in cash equivalents; investments in capital stock of a third party as partial consideration for an asset sale; investments in securities received in satisfaction for judgments or in connection with the sale of an entity, assets, or business; further contributions to investments in existence on the date of the indenture; and investments in certain prepayments or other situations arising from debts incurred in the ordinary course of business. Finally, the indenture requires the Company to measure on an annual basis its “excess free cash” (defined as EBITDA (as defined in the indenture) less interest expense, less income taxes and less the amount of capital expenditures for the previous year) and to use 50% of such figure (as long as such figure is greater than $500,000) to redeem an equivalent portion of 2008 Notes on a pro rata basis. If 50% of the amount of excess free cash is less than $500,000 for any year, the Company is not required to redeem any 2008 Notes in such year and such amount shall be carried forward and added to the excess free cash amount measured in the following year.

A copy of each of the Securities Purchase Agreement, Form of Note, Warrant Agreement, Indenture, Registration Rights Agreement and Security Agreement are filed as Exhibits 4.1 through 4.6, respectively, to this Current Report on Form 8-K.

ITEM 7. Exhibits.

Exhibit No.	Description

4.1	Securities Purchase Agreement, dated as of April 17, 2003, among QuadraMed Corporation and certain investors listed on the signature pages attached thereto.

4.2	Form of Note.

4.3	Warrant Agreement dated as of April 17, 2003, by and between QuadraMed Corporation and The Bank of New York, as warrant agent.

4.4	Indenture, dated as of April 17, 2003, between QuadraMed Corporation and The Bank of New York, as trustee.

4.5	Registration Rights Agreement, dated as of April 17, 2003, among QuadraMed Corporation, the investors listed on the signature pages thereto, and Philadelphia Brokerage Corporation.

4.6	Security Agreement, dated as of April 17, 2003, made by QuadraMed Corporation in favor of The Bank of New York, as collateral agent.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	April 29, 2003	By:	/s/ Julia A. Bowen

Julia A. Bowen
General Counsel